Exhibit 99.2

Gran Tierra Energy Inc. Announces 2025 Guidance and Operations Update

•	2025 Capital Expenditure Budget of $240-280 Million and Expected 2025 Cash Flow[1] of $260-300 Million

•	2025 Capital Program Includes 10-14 Development Wells and 6-8 High Impact Exploration Wells

•	Forecast 2025 Production of 47,000-53,000 BOEPD, Representing at the Midpoint, an Increase of 44% from 2024

•	Forecast 2025 Free Cash Flow[2] of $90 Million Before Exploration, $20 Million After Exploration in Base Case

•	Plan to Allocate Up To 50% of After Exploration Free Cash Flow to Share Buybacks

•	Achieved Total Company Production for 2024 of 34,710 BOEPD, an Increase of 6% from 2023

CALGARY, ALBERTA, January 23, 2025, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced its 2025 capital budget, production guidance and operational update. All dollar amounts are in United States dollars and all production volumes are on a working interest before royalties basis and are expressed in barrels of oil equivalent (“boe”) per day (“BOEPD”), unless otherwise stated.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Following up on a strong 2024, which included a very successful exploration campaign and a new country entry into Canada, we are looking forward to our 2025 development and exploration program. Our 2025 budget, which is expected to be fully funded by Cash Flow1, takes a balanced, returns-focused approach to capital allocation while focusing on portfolio longevity. At the midpoint of the Base Case, our production guidance of 50,000 BOEPD represents an increase of 44% from the 34,710 BOEPD 2024 total company production achieved in 2024.

We plan to focus on profitably growing reserves and production across our Colombian, Ecuadorian and Canadian assets, pursue high impact exploration throughout our portfolio, and invest in facility and infrastructure projects to maximize the long-term value of our assets. This year’s budget would fulfil our exploration commitments in Ecuador which were a result of obtaining the lands back in 2019. Since 2021 we have drilled 10 exploration wells, had 9 discoveries and shot 238 kilometers of 3D seismic in Ecuador. This year, we expect to drill four exploration wells in Ecuador and two to three wells to further appraise our exciting discoveries. We have also planned a very active capital program in the Suroriente block including drilling 5-7 wells, investing in a gas-to-power project, and significant facility investment to increase fluid handling due to increased production and water injection. We forecast spending approximately $60-$80 million in Suroriente, which would fulfil a material component of our $123 million commitment associated with obtaining the 20-year extension. In addition, we plan on drilling a further two to four high impact exploration wells in Colombia. The exploration program and Suroriente capital program represent approximately $135 million of this year’s capital program. After the fulfilment of commitments in 2025, we expect 2026 and beyond to be focused on exploiting our extensive asset base, including anticipated development of our recent discoveries, drilling on our extensive Canadian landholdings and optimizing our assets under waterflood.

We believe Gran Tierra is strongly positioned with a low base decline, a robust portfolio of conventional and unconventional oil and gas assets, and a high-impact exploration program. As we continue to profitably advance our operational and financial goals, we remain deeply committed to the well-being of our employees and the communities where we operate, recognizing their essential role in our success.”

Key Highlights:

2025 Guidance:

◦	Gran Tierra is forecasting the following ranges for the Company’s 2025 budget:

2025 Budget	Low Case	Base Case	High Case
Brent Oil Price ($/bbl)	65.00	75.00	85.00
WTI Oil Price ($/bbl)	61.00	71.00	81.00
AECO Natural Gas Price ($CAD/thousand cubic feet)	2.00	2.50	3.50
Production (BOEPD)	47,000-53,000	47,000-53,000	47,000-53,000
Operating Netback[3] ($ million)	330-370	430-470	510-550
EBITDA[4] ($ million)	300-340	380-420	460-500
Cash Flow[1] ($ million)	200-240	260-300	300-340
Capital Expenditures ($ million)	200-240	240-280	240-280
Free Cash Flow[2] ($ million)	-	20	60
Number of Development Wells (gross)	8-12	10-14	10-14
Number of Exploration Wells (gross)	6	6-8	6-8

Budgeted Costs	Costs per BOE ($/boe)
Lifting	12.00-14.00
Workovers	1.50-2.50
Transportation	1.00-2.00
General and Administration	2.00-3.00
Interest	4.00-4.50
Current Tax	2.00-3.00

*	Budgeted royalties as a percentage of total revenue were approximately 19% in the base case

◦	2025 Base Capital Program: Building on a successful capital campaign in 2024, Gran Tierra plans to continue to execute on its strategy of delivering value by seeking to add new reserves, investing in facility and infrastructure projects to maximize recovery and minimize cost, and providing future growth through exploration. Gran Tierra forecasts spending approximately 55% of its capital program in Colombia, 30% in Ecuador, and 15% in Canada, respectively.

Category	Capital ($ million)	Key Activities
Colombia Development	105-120

Suroriente (47% W.I.): Drill 5-7 gross development wells; facility expansion, gas-to-power generation upgrades and social investment in the area

Acordionero (100% W.I.): Investment facility expansion activities, gas-to-power generation upgrades and injector conversions

Ecuador Development	35-45	Chanangue/Charapa (100% W.I.): Drill 2-3 appraisal
Canada Development	35-45	Simonette (50% W.I.): Drill 5 gross development wells Nisku (100% W.I.): Drill 1 development well
Exploration	65-70	Ecuador: Drill 4 exploration wells Colombia: Drill 2 to 4 exploration wells

▪	Development: Gran Tierra expects to drill a total of 10 to 14 net development wells in its 2025 capital program, including:

•	Suroriente: The Company plans to drill 5-7 gross development wells in the Cohembi oil field located in the Southern Putumayo Basin of Colombia. In addition to development drilling, Gran Tierra is also planning facility expansion, gas-to-power generation upgrades, and continued social investment in the area. With the planned investments in 2025, production and reserves are expected to significantly increase in 2026 and beyond.

•	Acordionero: The Company plans to focus on the optimization of the field through continued waterflood expansion activities, including facility expansions, workovers (ESP upsizes and injector conversions) and gas-to- power generation upgrades. These expenditures are expected to reduce unit costs while maintaining production by offsetting natural declines and increasing overall recovery. The Company is planning an active development drilling program in 2026.

•	Chanangue: The Company plans to continue its appraisal program on the highly prospective Arawana/Zabaleta productive trend in Ecuador by drilling 2-3 appraisal wells.

•	Simonette: Gran Tierra plans to drill 2.5 net wells at Simonette targeting two-layer co-development of the Lower and Middle Montney offering improved capital efficiency and lower proportionate infrastructure spending.

▪	Exploration: Approximately 20-30% of the Company’s 2025 capital program is expected to be allocated to high impact exploration activities and the drilling of 6 to 8 exploration wells in Colombia and Ecuador in the Base and High Case. Gran Tierra’s 2025 exploration drilling is planned to follow up on the encouraging results from the Company’s 2024 exploration program while meeting all its Ecuador exploration commitments. The Company continues to focus its exploration program on short-cycle time, near-field prospects in proven basins with access to transportation infrastructure.

◦	Fully Funded Capital Program Generating Free Cash Flow[2]: Gran Tierra’s mid-point Base Case 2025 capital budget of $260 million is expected to be fully funded from the Base Case 2025 mid-point Cash Flow[1] forecast of $280 million, based on an assumed average $75.00/bbl Brent oil price, $71.00/bbl WTI oil price, and CAD$2.50/thousand cubic feet AECO natural gas price. Gran Tierra remains focused on generating Free Cash Flow[2], ongoing net debt[5] reduction and shareholder returns via share buybacks.

◦	Share Buybacks: During 2025, Gran Tierra plans to allocate up to approximately 50% of its Free Cash Flow after exploration to share buybacks in the Base Case. During 2024, the Company repurchased approximately 6.7% of its outstanding shares.

Gran Tierra’s Commitment to Go “Beyond Compliance” with Safe and Sustainable Operations

•	2024 was the Company’s safest year in company history, with a total of 27.8 million person-hours without a Lost Time Injury (LTI), and a Total Recordable Case Frequency (TRCF) of 0.03, which places Gran Tierra within the top quartile in safety performance in the Americas.

Operations Update

•	2024 Production

o	Gran Tierra achieved total company average production in 2024 of approximately 34,710 BOEPD, an increase of 6% from 2023 and 13% from 2022.

•	Ecuador

o	Chanangue Block: Gran Tierra has completed its first horizontal well drilled in Ecuador, the Zabaleta Oeste well. The well drilled through 700 feet of pay in the Basal Tena formation and has yielded promising results, confirming the area’s potential for horizontal development. The well continues to clean-up and we anticipate the clean-up will take longer than what is expected for a vertical well. Encouragingly, the well encountered good porosity sands, validating our geologic and reservoir models and confirming the extent of the Basal Tena sands within the Chanangue Block.

o	Iguana Block: Following the drilling of the Zabaleta Oeste well, the rig is currently being mobilized over to the Iguana Block to drill the first exploration well of 2025.

•	Canada

o	Simonette: The development plan with our new Joint Venture partner, Logan Energy, has commenced with the first two wells being drilled. Both wells are planned to be stimulated by the end of the first quarter or the beginning of the second quarter of 2025.

o	Central: Gran Tierra has drilled a well in the Nisku play with a horizontal lateral length of over 3,000 meters; testing is planned to commence in February 2025.

o	Clearwater: Gran Tierra has drilled 5 new wells in the Clearwater at East Dawson and Walrus. The Clearwater program has confirmed the quality of our acreage in the Clearwater play. These wells are expected to come onstream in late January 2025.

•	Colombia

o	Suroriente Block: A rig is currently being mobilized to the Cohembi North pad, with first production expected by the end of the first quarter of 2025.

[1]	“Cash Flow” refers to line item “net cash provided by operating activities” under generally accepted accounting principles in the United States of America (“GAAP”).

[2]	“Free Cash Flow” is a non-GAAP measure and does not have a standardized meaning under GAAP. Free Cash Flow is defined as “net cash provided by operating activities” less capital expenditures. Refer to "Non-GAAP Measures" in this press release. Forecast 2025 free cash flow of $80 million “before exploration” is equal to the Base Case midpoint cash flow of $280 million less the Base Case midpoint total capital of $260 million, with Base Case midpoint exploration-only capital of approximately $70 million added back. Forecast 2025 Free Cash Flow of $20 million “after exploration” is equal to the Base Case midpoint cash flow of $280 million less the Base Case midpoint total capital of $260 million. Free Cash Flows in the table above are the midpoints of the ranges of cash flows less the midpoints of the ranges of total capital expenditures for each oil price scenario.

[3]	“Operating netback” is a non-GAAP measures and does not have standardized meaning under GAAP. Refer to “Non-GAAP Measures” in this press release.

[4]	Earnings before interest, taxes and depletion, depreciation and accretion (“EBITDA”) is a non-GAAP measure and does not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release.

[5]	Net debt is defined as GAAP total debt before deferred financing fees less cash.

Contact Information

For investor and media inquiries please contact:

Gary Guidry

President & Chief Executive Officer

Ryan Ellson

Executive Vice President & Chief Financial Officer

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company currently focused on oil and natural gas exploration and production in Canada, Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Canada, Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company’s website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR+ at http://www.sedarplus.ca and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Forward-Looking Statements and Advisories

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements, which can be identified by such terms as “expect”, “plan”, “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “measures taken to” and “believes”, derivations thereof and similar terms identify forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s capital budget amount and uses; the Company’s strategies related to exploration, drilling and operation activities; expectations regarding reservoir prospects and production amounts; future well results (including initial oil and natural gas production rates and productive capacity based on past performance); expected future net cash provided by operating activities (described in this press release as “cash flow”), free cash flow, operating netback, EBITDA and certain associated metrics; anticipated capital expenditures, including the location and impact of capital expenditures; operating and general and administrative costs; production guidance for 2025; and the Company’s expectations as to debt repayment, share repurchases and its positioning for 2025 and beyond. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the ability of Gran Tierra to successfully integrate the assets and operations of i3 Energy or realize the anticipated benefits and operating synergies expected from the acquisition of i3 Energy, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions in Canada, Colombia and Ecuador and areas of potential expansion, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward- looking statements are reasonable at this time, but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: certain of Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of Gran Tierra’s products; other disruptions to local operations; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil and natural gas prices and oil and natural gas consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra’s products; the ability of Gran Tierra to execute its business plan, which may include acquisitions, and realize expected benefits from current or future initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for Gran Tierra’s operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of Gran Tierra’s common stock or bonds; the risk that Gran Tierra does not receive the anticipated benefits of government programs, including government tax refunds; Gran Tierra’s ability to comply with financial covenants in its credit agreement and indentures and make borrowings under its credit agreement; and the risk factors detailed from time to time in Gran Tierra's periodic reports filed with the SEC, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 20, 2024 and its other filings with the SEC. These filings are available on the SEC’s website at http://www.sec.gov and on SEDAR at www.sedar.com. Guidance is uncertain, particularly when given over extended periods of time, and results may be materially different. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financing position. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. Gran Tierra's forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production, EBITDA, net cash provided by operating activities (described in this press release as “Cash Flow”), Free Cash Flow and operating netback may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are provided to give the reader a better understanding of the potential future performance of the Company in certain areas and are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2025. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. The actual results of Gran Tierra’s operations for any period could vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Presentation of Oil and Gas Information

This press release contains certain oil and gas metrics, including operating netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics are calculated as described in this press release and have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium, heavy crude oil, tight oil, conventional natural gas, shale gas and natural gas liquids for which there is no precise breakdown since the Company’s sales volumes typically represent blends of more than one product type. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.

Boe’s have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. Boe’s may be misleading, particularly if used in isolation. A boe conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a boe conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Non-GAAP Measures

This press release includes forward-looking non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as an alternative to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. These non-GAAP financial measures are presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Gran Tierra is unable to provide forward-looking net income, net cash provided by operating activities, and oil and gas sales, the GAAP measures most directly comparable to the non-GAAP measures EBITDA, free cash flow and operating netback, respectively, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecasted sale of its oil and natural gas production and changes in commodity prices.

Operating netback as presented is defined as projected 2025 oil and gas sales less projected 2025 operating and transportation expenses. The most directly comparable GAAP measures are oil and gas sales and oil and gas sales price, respectively. Management believes that operating netback is useful supplemental measures for management and investors to analyze financial performance and provides an indication of the results generated by our principal business activities prior to the consideration of other income and expenses. Gran Tierra is unable to provide a quantitative reconciliation of either forward-looking operating netback to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measures.

EBITDA as presented is defined as projected 2025 net income adjusted for DD&A expenses, interest expense and income tax expense or recovery. The most directly comparable GAAP measure is net income. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Gran Tierra is unable to provide a quantitative reconciliation of forward-looking EBITDA to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure.

Free cash flow as presented is defined as GAAP projected “net cash provided by operating activities” less projected 2025 capital spending. The most directly comparable GAAP measure is net cash provided by operating activities. Management believes that free cash flow is a useful supplemental measure for management and investors to in order to evaluate the financial sustainability of the Company’s business. Gran Tierra is unable to provide a quantitative reconciliation of forward-looking free cash flow to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure.